Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports First Quarter 2021 Results
•Strong First Quarter With Year-Over-Year Improvements Across Revenue, Net Income, Adjusted EBITDA

Q1 2021 Highlights:
- Revenues of $168.2 million, a 13.3% improvement compared to first quarter 2020
- Net loss of $15.5 million, compared to net loss of $31.5 million in first quarter 2020
- Loss per share of $0.22, compared to loss per share of $0.68 in first quarter 2020
- Consolidated adjusted EBITDA of $8.5 million, compared to $1.0 million in first quarter 2020
- Positive adjusted EBITDA reported by all segments
- Strong bookings of $169 million
- Reduced minimum required pension funding contributions by $26 million, in addition to the $107 million reduction previously disclosed

(AKRON, Ohio – May 13, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the first quarter of 2021.

"Our results for the first quarter of 2021 reflect the ongoing strength of our turnaround efforts including cost reductions and growth strategies, and put us in a strong position to achieve our adjusted EBITDA targets of $70-$80 million and $95-$105 million, in 2021 and 2022, respectively1," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "With all segments generating positive adjusted EBITDA, we ended the first quarter well, with $169 million in bookings and $535 million in backlog at March 31, 2021, despite continued adverse effects of COVID-19 across our segments. Combined with our strategic actions in the last year, including launching new segments, expanding internationally, implementing additional cost savings initiatives, reducing our secured debt and focusing on smaller projects, we have positioned the Company to leverage market demands while preserving cost structure flexibility."

"As we pursue a robust pipeline of more than $5 billion of identified project opportunities over the next three years, our leading-edge waste-to-energy and carbon capture technologies are well-positioned to meet the critical global demand for carbon dioxide and methane reductions," Young continued. "We are seeing increased interest in our advanced carbon capture solutions across various industries and utilities globally, including our technology with the potential to capture carbon while simultaneously producing hydrogen."

"We are also seeing a significant number of attractive targets for investments or acquisitions in both emerging technology and mature markets, including small add-ons and transformative opportunities," Young added. "We are establishing capital-raising mechanisms to enable us to pursue such opportunities as they arise, including our $150 million at-the-market ("ATM") senior note offering that commenced on
1 The most comparable GAAP financial measure is not available without unreasonable effort.

April 1, 2021, our $350 million universal shelf registration statement declared effective on April 30, 2021, and our recent $100 million preferred stock offering under the shelf registration statement which closed on May 7, 2021. We are focused on opportunities that generate strong cash flow, leverage the strength of our proven management team to improve margins and generate synergies, or expand our clean energy technology portfolio, all of which we expect to drive shareholder value."

Q1 2021 Financial Summary

Consolidated revenues in the first quarter of 2021 were $168.2 million, a 13% improvement compared to the first quarter of 2020, primarily due to a higher level of construction activity in the quarter. Revenues in all segments were adversely impacted by COVID-19 as customers delayed projects and travel restrictions limited the ability of the Company's workforce to be at job sites. The GAAP operating loss in the first quarter of 2021 improved to an operating loss of $6.5 million, inclusive of restructuring and settlement costs and advisory fees of $4.3 million, compared to an operating loss of $10.3 million in the first quarter of 2020. The improvement was primarily due to the higher construction volume as described above, improved project execution and the benefits of cost savings and restructuring initiatives. Adjusted EBITDA was $8.5 million compared to $1.0 million in the first quarter of 2020. Bookings in the first quarter of 2021 were $169.0 million, with backlog of $535 million at March 31, 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA, as well as to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $28.8 million for the first quarter of 2021, compared to $36.0 million in the first quarter of 2020. The decline in revenue was primarily due to project delays and a lower level of activity due to the adverse effects of COVID-19. Adjusted EBITDA in the quarter improved to $0.2 million compared to negative $1.4 million in the first quarter of 2020, primarily due to the benefits of cost savings and restructuring initiatives and favorable product mix in the parts business, which more than offset the decrease in volume. Adjusted gross profit of $6.9 million in the quarter was flat compared to the prior-year quarter; gross profit margin improved to 23.9% in the first quarter of 2021, compared to 19.2% in the first quarter of 2020 as a result of favorable product mix and the benefits of cost savings initiatives.

Babcock & Wilcox Environmental segment revenues were $31.2 million in the first quarter of 2021, an increase of 20% compared to $25.9 million in the first quarter of 2020, primarily due to higher service and project activity. Adjusted EBITDA was $1.1 million, compared to $0.3 million in the same period last year, primarily driven by the higher volume and the benefits of cost savings and restructuring initiatives, partially offset by unfavorable mix in the parts business. Adjusted gross profit was $5.9 million in the first quarter of 2021, compared to $5.3 million in the prior-year period.

Babcock & Wilcox Thermal segment revenues were $108.3 million in the first quarter of 2021, an increase of 25% compared to $86.7 million in the prior-year period, primarily due to a higher level of activity on construction projects in the first quarter of 2021. Adjusted EBITDA in the first quarter of 2021 was $10.4 million, an increase of 37.1% compared to $7.6 million in last year's quarter, primarily due to the increase in volume as described above, favorable project execution and the benefits of cost savings and restructuring initiatives; adjusted EBITDA margin was 9.6% in the quarter compared to 8.8% in the same period last year. Adjusted gross profit in the first quarter of 2021 improved to $25.3 million, compared to $23.2 million in the prior-year period, primarily due to the increase in volume.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which it operates and by local governments and others to control the spread of this virus. These measures and restrictions have varied widely and have been subject to significant changes from time to time depending on the changes in the severity of the virus in these countries and localities. These restrictions, including travel and curtailment of other activity, negatively impact the Company's ability to conduct business. The volatility and variability of the virus has limited the Company's ability to forecast the impact of the virus on its customers and its business. The continuing resurgence of COVID-19, including at least one new strain thereof, has resulted in the reimposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of the virus. These varying and changing events have caused many of the projects the Company had anticipated would begin in 2020 to be delayed into 2021 and beyond. Many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into 2021 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advising those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. The full extent of the COVID-19 impact on the Company's operational and financial performance will depend on future developments, including the ultimate duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, as well as the availability and effectiveness of COVID-19 vaccinations in the U.S. and abroad, all of which are uncertain, out of the Company's control, and cannot be predicted.

Liquidity and Balance Sheet

As previously disclosed, on February 12, 2021 the Company closed an underwritten public offering of 29,487,180 shares of common stock for gross proceeds of approximately $172.5 million. On February 12, 2021 the Company also closed an underwritten public offering of $125.0 million aggregate principal amount of 8.125% senior notes due 2026. In addition to these public offerings, B. Riley Financial, Inc. exchanged $35 million of its existing Tranche A term loan for $35 million principal amount of senior notes in a concurrent private offering, and the interest rate on the remaining Tranche A term loan balance was reduced to an interest rate of 6.625%, compared to its prior rate of 12%. These two offerings resulted in net proceeds of approximately $283 million after deducting underwriting discounts and commissions, but before expenses.

On February 16, 2021, the Company prepaid $167.1 million towards the outstanding revolving credit facility, reducing the outstanding borrowing balance to zero.

On March 4, 2021, the Company amended its Credit Agreement to, among other things, reduce its revolving borrowing availability to zero and its letter of credit availability to $130 million. On March 4, 2021 the Company also paid $21.8 million of accrued and deferred bank fees and $75 million towards its existing Tranche A last out term loan.

At March 31, 2021, the Company had total gross debt of $233.3 million and an unrestricted cash balance of $53.8 million.

On March 31, 2021, the Company entered into an at-the-market ("ATM") sales agreement with B. Riley Securities, Inc. in which the Company may sell, from time to time, up to an aggregated principal amount of $150 million of 8.125% senior notes due 2026 to or through B. Riley Securities, Inc. As of May 10, 2021, the Company has received $10.7 million of net cash proceeds after commission and fees through this ATM agreement.

As previously disclosed, on May 7, 2021 the Company closed an underwritten registered public offering of 4,000,000 shares of its 7.75% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share with a liquidation preference of $25.00 per share (the “Preferred Stock”), at an offering price of $25.00, for gross proceeds of approximately $100 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering resulted in net proceeds of approximately $95.7 million after deducting underwriting discounts and commissions, but before expenses. The Company granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of the Preferred Stock in connection with the offering, which option remains in effect. On May 10, 2021, the Company amended its Credit Agreement to, among other things, permit payment of dividends on the Preferred Stock and permit certain future issuances of Preferred Stock to B. Riley in exchange for deemed prepayment of amounts outstanding under the Credit Agreement.

Taking into account the effect of the ATM net proceeds as of May 10, 2021 and the net proceeds from the preferred stock offering closed on May 7, 2021, pro-forma total gross debt and unrestricted cash at March 31, 2021 would be $243.9 million and $160.2 million, respectively.

In addition, as previously disclosed, based on the performance of the Company's domestic qualified pension plan and as a result of the passage of the U.S. American Rescue Plan Act, the minimum required funding contributions through 2026 have been reduced by $133 million, compared to the Company's previous expectation for the period from 2021 to 2026. The current total minimum required funding contribution from 2021 to 2026 is approximately $9 million, of which approximately $5.5 million was paid in the first quarter of 2021; the remainder is expected to be paid in 2022. These numbers are subject to change with the performance of the pension fund investments.

Cost Savings Measures Continuing

In addition to the $127 million of cost savings initiatives previously disclosed, the Company implemented approximately $6 million of additional cost savings initiatives in the first quarter of 2021, for a total of $133 million. The Company has also identified an incremental $8.4 million of cost savings actions expected to be implemented during the remainder of 2021.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, May 13, 2021 at 8 a.m. ET to discuss the Company’s first quarter 2021 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 227-5843; the dial-in number for participants outside the U.S. is (647) 689-4070. The conference ID for all participants is 2970079. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. As previously disclosed, the Company changed its reportable segments in 2020 and has recast prior period results to account for this change. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market ("MTM") pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the U.S. Revolving Credit Facility and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on the Company, the capital markets and global economic climate generally; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, the Company’s A&R Credit Agreement; the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-savings initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments, including the ability to complete its B&W Renewable's European EPC projects and B&W Environmental's U.S. loss projects within the expected time frame and the estimated costs; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended March 31, 2021.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended March 31,
	2021	2020
Revenues	$168.2	$148.6
Costs and expenses:
Cost of operations	131.4	114.6
Selling, general and administrative expenses	40.5	37.6
Advisory fees and settlement costs	3.3	4.2
Restructuring activities	1.0	2.0
Research and development costs	0.6	1.3
Gain on asset disposals, net	(2.0)	(0.9)
Total costs and expenses	174.7	158.9
Operating loss	(6.5)	(10.3)
Other (expense) income:
Interest expense	(14.2)	(22.1)
Interest income	0.1	—
Gain on sale of business	0.4	—
Benefit plans, net	9.1	7.5
Foreign exchange	(1.2)	(9.3)
Other – net	(0.3)	(0.2)
Total other expense	(6.1)	(24.0)
Loss before income tax expense (benefit)	(12.6)	(34.3)
Income tax expense (benefit)	2.8	(0.8)
Loss from continuing operations	(15.4)	(33.5)
Income from discontinued operations, net of tax	—	1.9
Net loss	(15.4)	(31.6)
Net (income) loss attributable to non-controlling interest	—	0.1
Net loss attributable to stockholders	$(15.5)	$(31.5)

Basic and diluted loss per share - continuing operations	$(0.22)	$(0.72)
Basic and diluted earnings per share - discontinued operations	—	0.04
Basic and diluted loss per share	$(0.22)	$(0.68)

Shares used in the computation of earnings per share:
Basic and diluted	71.4	46.4

(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$53.8	$57.3
Restricted cash and cash equivalents	4.6	10.1
Accounts receivable – trade, net	144.1	128.3
Accounts receivable – other	30.7	35.4
Contracts in progress	66.2	59.3
Inventories	67.9	67.2
Other current assets	24.0	26.4
Current assets held for sale	—	4.7
Total current assets	391.4	388.8
Net property, plant and equipment, and finance lease	85.8	85.1
Goodwill	47.4	47.4
Intangible assets	22.2	23.9
Right-of-use assets	9.5	10.8
Other assets	24.2	24.7
Non-current assets held for sale	1.9	11.2
Total assets	$582.4	$591.8

Accounts payable	$78.5	$73.5
Accrued employee benefits	13.7	13.9
Advance billings on contracts	81.8	64.0
Accrued warranty expense	19.5	25.4
Operating lease liabilities	3.6	4.0
Other accrued liabilities	70.6	81.7
Current liabilities held for sale	—	8.3
Total current liabilities	267.7	270.8
Revolving credit facilities	—	164.3
Last out term loans	73.3	183.3
Senior notes	155.5	—
Pension and other accumulated postretirement benefit liabilities	219.3	252.3
Non-current finance lease liabilities	33.2	29.7
Non-current operating lease liabilities	6.1	7.0
Other non-current liabilities	22.7	22.6
Total liabilities	777.8	930.1
Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 85,664 and 54,452 at March 31, 2021 and December 31, 2020, respectively	5.1	4.8
Capital in excess of par value	1,330.1	1,164.4
Treasury stock at cost, 1,214 and 718 shares at March 31, 2021 and December 31, 2020, respectively	(109.3)	(106.0)
Accumulated deficit	(1,365.7)	(1,350.2)
Accumulated other comprehensive income (loss)	(56.8)	(52.4)
Stockholders' deficit attributable to shareholders	(196.5)	(339.4)
Non-controlling interest	1.1	1.1
Total stockholders' deficit	(195.4)	(338.3)
Total liabilities and stockholders' deficit	$582.4	$591.8

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(15.4)	$(31.6)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	4.1	4.2
Amortization of deferred financing costs, debt discount and payment-in-kind interest	5.8	9.9
Amortization of guaranty fee	0.5	—
Non-cash operating lease expense	1.1	1.2
Gain on sale of business	(0.4)	—
Gains on asset disposals	(2.0)	(0.9)
Provision for (benefit from) deferred income taxes, including valuation allowances	1.6	(0.4)
Prior service cost amortization for pension and postretirement plans	0.2	(0.2)
Stock-based compensation, net of associated income taxes	4.5	0.9
Foreign exchange	1.2	9.3
Changes in assets and liabilities:
Accounts receivable	(11.6)	10.6
Contracts in progress	(6.9)	7.7
Advance billings on contracts	18.2	(7.3)
Inventories	(1.9)	1.3
Income taxes	(1.9)	(1.9)
Accounts payable	6.2	(26.5)
Accrued and other current liabilities	(17.1)	6.1
Accrued contract loss	(0.1)	(2.6)
Pension liabilities, accrued postretirement benefits and employee benefits	(33.6)	(10.3)
Other, net	(6.3)	(4.9)
Net cash used in operating activities	(54.0)	(35.5)
Cash flows from investing activities:
Purchase of property, plant and equipment	(1.4)	(2.4)
Proceeds from sale of business and assets, net	3.3	—
Purchases of available-for-sale securities	(3.4)	(6.4)
Sales and maturities of available-for-sale securities	5.5	3.4
Other, net	0.5	0.8
Net cash from (used in) investing activities	4.5	(4.5)
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	14.5	70.2
Repayments of our U.S. revolving credit facility	(178.8)	(64.2)
Borrowings under last out term loans	—	30.0
Repayments under last out term loans	(75.0)	—
Issuance of senior notes	125.0	—
Shares of our common stock returned to treasury stock	(3.3)	—
Issuance of common stock, net	161.5	—
Debt issuance costs	(7.7)	(5.7)
Other, net	(0.2)	0.6
Net cash from financing activities	35.9	30.8
Effects of exchange rate changes on cash	4.5	(1.4)
Net decrease in cash, cash equivalents and restricted cash	(9.0)	(10.6)
Cash, cash equivalents and restricted cash, beginning of period	67.4	56.9
Cash, cash equivalents and restricted cash, end of period	$58.4	$46.4

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended March 31,
	2021	2020
REVENUES:
Babcock & Wilcox Renewable	$28.8	$36.0
Babcock & Wilcox Environmental	31.2	25.9
Babcock & Wilcox Thermal	108.3	86.7
Other	—	—
	$168.2	$148.6

ADJUSTED EBITDA:(2)
Babcock & Wilcox Renewable	$0.2	$(1.4)
Babcock & Wilcox Environmental	1.1	0.3
Babcock & Wilcox Thermal	10.4	7.6
Corporate	(2.7)	(4.1)
Research and development costs	(0.6)	(1.3)
	$8.5	$1.0

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (3)	$0.1	$0.2
Babcock & Wilcox Environmental	0.8	0.8
Babcock & Wilcox Thermal (3)	0.4	0.5
	$1.4	$1.4

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.7	$0.8
Babcock & Wilcox Environmental	0.4	0.4
Babcock & Wilcox Thermal	1.5	1.5
Corporate	—	—
	$2.7	$2.8

	As of March 31,
BACKLOG:	2021	2020
Babcock & Wilcox Renewable (4)	$215	$224
Babcock & Wilcox Environmental	118	100
Babcock & Wilcox Thermal	206	183
Other/Eliminations	(4)	(6)
	$535	$501
(1) Figures may not be clerically accurate due to rounding.
(2) Adjusted EBITDA for the three months ended March 31, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $(0.1) million and $(0.2) million, respectively.
(3) Amortization expense in the Babcock & Wilcox Renewable and Babcock & Wilcox Thermal segments include $0.1 million and $0.4 million in finance lease amortization for the three months ended March 31, 2021, respectively. Amortization expense in the Babcock & Wilcox Renewable and Babcock & Wilcox Thermal segments include $0.1 million and $0.4 million in finance lease amortization for the three months ended March 31, 2020, respectively.
(4)    Babcock & Wilcox Renewable backlog at March 31, 2021, includes $164.0 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)
(In millions)

	Three months ended March 31,
	2021	2020
Adjusted EBITDA (1)
B&W Renewable segment	$0.2	$(1.4)
B&W Environmental segment	1.1	0.3
B&W Thermal segment	10.4	7.6
Corporate	(2.7)	(4.1)
Research and development costs	(0.6)	(1.3)
	8.5	1.0

Restructuring activities	(1.0)	(2.0)
Financial advisory services	(0.9)	(0.9)
Advisory fees for settlement costs and liquidity planning	(2.0)	(2.6)
Litigation legal costs	(0.4)	(0.7)
Stock compensation	(7.8)	(0.7)
Interest on letters of credit included in cost of operations	(0.3)	(0.2)
Loss from business held for sale	(0.5)	(0.8)
Depreciation & amortization	(4.1)	(4.2)
Gain (loss) from a non-strategic business	—	(0.1)
Gain on asset disposals, net	2.0	0.9
Operating loss	(6.5)	(10.3)
Interest expense, net	(14.1)	(22.1)
Gain on sale of business	0.4	—
Net pension benefit	9.1	7.5
Foreign exchange	(1.2)	(9.3)
Other – net	(0.3)	(0.2)
Total other income (expense)	(6.1)	(24.0)
Loss before income tax (benefit) expense	(12.6)	(34.3)
Income tax (benefit) expense	2.8	(0.8)
Loss from continuing operations	(15.4)	(33.5)
Income from discontinued operations, net of tax	—	1.9
Net loss	(15.4)	(31.6)
Net (income) loss attributable to non-controlling interest	—	0.1
Net loss attributable to stockholders	$(15.5)	$(31.5)

(1) Adjusted EBITDA for the three months ended March 31, 2020, excludes losses related to a non-strategic business and interest on letters of credit included in cost of operations that were previously included in Adjusted EBITDA and total $(0.1) million and $(0.2) million, respectively.
(2) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit(3)
(In millions)

	Three months ended March 31,
	2021	2020
Adjusted gross profit (1)(2)
Operating loss	$(6.5)	$(10.3)
Selling, general and administrative ("SG&A") expenses	40.4	37.5
Advisory fees and settlement costs	3.3	4.2
Amortization expense	1.4	1.4
Restructuring activities	1.0	2.0
Research and development costs	0.6	1.3
(Gain) loss from a non-strategic business	—	0.1
Gains on asset disposals, net	(2.0)	(0.9)
Adjusted gross profit	$38.2	$35.4

Adjusted gross profit by segment is as follows:

	Three months ended March 31,
	2021	2020
Adjusted gross profit (1)(2)
B&W Renewable segment	$6.9	$6.9
B&W Environmental segment	5.9	5.3
B&W Thermal segment	25.3	23.2
Adjusted gross profit	$38.2	$35.4

(1) Amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Adjusted gross profit for the three months ended March 31, 2020, excludes losses related to a non-strategic business that was previously included in Adjusted gross profit and totals $(0.1) million
(3) Figures may not be clerically accurate due to rounding.